Exhibit 99.2

Adsouth Partners, Inc. Enters Into Letter of Intent To Sell Multiple Brands From Its Consumer Product Portfolio To MFC Development Corp.
Tuesday April 11, 8:18 am ET

Cash and Stock Transaction Valued at $9.5 Million

Adsouth will Retain Genco Subsidiary and Advertising Division

MFC Expands Product Portfolio and Enters Direct to Retail Channel

BOCA RATON, Fla. & LOS ANGELES--(BUSINESS WIRE)--April 11, 2006--Adsouth Partners, Inc. (OTCBB:ASPR - News), and MFC Development Corp. (OTCBB:MFCD - News) announced today the signing of a Letter of Intent wherein Adsouth will sell all of its product brands from its consumer product portfolio to MFC in a cash and stock transaction to be valued at $9.5 million. The transaction which is subject to a complete due diligence, the execution of a definitive agreement and the satisfaction of closing conditions is expected to close in the second quarter of 2006.

Under the terms of the letter of intent, MFC Development Corp., through a wholly owned subsidiary NEWCO, will acquire all the capital stock of Adsouth, Inc. and DermaFresh, Inc. (the Division), from Adsouth Partners, Inc. for $4.0 million in cash, $5.5 million of MFC common stock, and the assumption of certain liabilities. The Division's assets comprise the retail distribution and product brands company Adsouth, as well as the brands, DermaFresh, E70, and Mitsu and the distribution rights to Simon Solutions. In 2005, the Division incorporating these brands shipped in excess of $6.5 million and on a proforma basis, excluding certain allocated overhead expenses, non-cash stock compensation expenses and expenses not directly associated with the brands being sold, would have realized more than $1.5 million of divisional operating income. The transaction does not include any assets or activities related to Adsouth's fast growing, majority owned subsidiary Genco Power Solutions or the Company's Advertising Division.

Jeffrey S. Edell, President and Co-Chief Executive Officer of MFC Development Corp. stated, "The acquisitions of these brands is an ideal fit for MFC's business plan, which calls for acquiring underleveraged products that we can build into lifetime brands. Through our formula of combining creativity, proprietary analytical tools, a heavy emphasis on internet marketing and continuity programming, we believe we can significantly improve the sales and profitability of these acquired products. We believe that this transaction will be accretive to the company's earnings in the fourth quarter of 2006 and for the calendar year 2006."

John Cammarano, Adsouth's Chief Executive Officer commented, "We are very excited about this transaction and believe it presents an excellent financial and strategic opportunity for both Adsouth and our shareholders. Through this sale, we are monetizing the underlying value we hold in DermaFresh, E70 and Mitsu. In addition, this transaction gives Adsouth the financial flexibility to focus on expanding our rapidly growing integrated power generator business, Genco Power Solutions, and offers the opportunity for greater short and long term returns to our shareholders."

Nancy Duitch, Chief Marketing Officer and Co-CEO of MFC Development Corp. noted, "This transaction will expand MFC's distribution capabilities by allowing us to penetrate the direct to retail channel through Adsouth's large retail distribution network of over 20 retail and wholesale customers and provides our existing product portfolio access to over 18,000 retail locations, such as Wal-Mart, CVS, and Walgreens throughout the country."

About Adsouth Partners, Inc.

Adsouth Partners is a vertically integrated direct response marketing company that generates revenues from the placement of advertising, the production of advertisements, creative advertising and public relations consulting services. Since mid 2004, it has expanded its activities as it obtained the rights to products that it markets and sells to retail outlets. Since December 2005, through a majority-owned subsidiary, Genco Power Solutions, Inc., the Company has been marketing integrated power generator systems to residential homeowners and commercial business throughout Florida. A complete list is available on our website at http://www.adsouthinc.com and a preview of the products offered is available at http://www.dermafresh.com

About MFC Development Corp.

MFC, Development Corp., which has offices in New York and Los Angeles, is a direct response marketing, distribution and branding company. Through its wholly owned subsidiary Worldwide Excellence, Inc., http://www.wwexcellence.com, the Company specializes in the development, marketing and distribution of health, beauty fitness and consumer products, throughout all forms of media. The Company is focused on licensing, developing and acquiring products that are high quality and relevant to the consumer. Through a formula of combining creativity and proprietary strategic analytical tools, the Company is deploying 'continuity' (recurring revenue) programs that are designed to optimize revenue growth and profitability of its various products.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Events that may arise could prevent the implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Form 10-K filing, its registration statements and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contact:
Adsouth Partners, Inc., Boca Raton
John Cammarano, 561-750-0410
or
Alliance Advisors
John Lovallo, 203-431-0587
jlovallo@allianceadvisors.net
or
MFC Development Corp.
Jeffrey Edell, 310-575-0955
InvestorRelations@wwexcellence.com